EXHIBIT 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Troika Media Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c) and 457(h)(1)	12,000,000 (1)(2)(3)	$1.07(4)	$12,840,000	$.00009270	$1,190.27(2)	N/A	N/A	N/A	N/A
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

(1)

In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

Represents an aggregate of 12,000,000 shares of Common Stock issuable upon exercise of stock options, restricted stock awards, or otherwise granted, or to be granted pursuant to the 2021 Employee, Director and Consultant Equity Incentive Plan (the “Plan”).

(3)

Any shares of Common Stock covered by an option or award granted under the Plan that is forfeited, cancelled or expires (whether voluntarily or involuntarily) will be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock that may be issued under the Plan.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457© based upon the last sale price of the Registrant’s ordinary shares, as reported on the Nasdaq Capital market on February 8, 2022.

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